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Meritor Reports Second-Quarter Fiscal Year 2015 Results
Expands Adjusted EBITDA Margin to 10.1 Percent
Improves Diluted Earnings Per Share from Continuing Operations to $0.38

TROY, Mich. (April 29, 2015) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2015.

Second-Quarter Highlights

•	Sales were $864 million, down $90 million, or 9.4 percent, from the same period last year.

•
Net income attributable to Meritor on a GAAP basis was $43 million, compared to $1 million during the second quarter of fiscal year 2014. Diluted earnings per share from continuing operations was $0.38, compared to diluted earnings per share of $0.01 a year ago.

•
Adjusted income from continuing operations was $42 million, or adjusted diluted earnings per share of $0.41, compared to $24 million, or adjusted diluted earnings per share of $0.24 a year ago, an increase of 71 percent.

•	Adjusted EBITDA was $87 million, compared to $80 million in the prior year.

•	Adjusted EBITDA margin was 10.1 percent, compared to 8.4 percent in the second quarter of fiscal year 2014.

•	Free cash flow was $27 million in the second quarter of fiscal year 2015, compared to $9 million in the same period a year ago.

•	Company repurchased $31 million of equity and equity-linked securities.

“We have continued to improve our financial performance despite ongoing macroeconomic challenges from weak global markets, particularly Brazil, and foreign exchange headwinds resulting from the strengthening U.S. dollar,” said Ike Evans, Executive Chairman of Meritor. “Our results demonstrate the continued success of our M2016 initiatives in driving solid margin expansion.”

Second-Quarter Results
For the second quarter of fiscal year 2015, Meritor posted sales of $864 million, down 9.4 percent from the same period last year. The sales decline was driven primarily by lower commercial truck production in South America and China and lower revenue in our Defense business. In addition, sales also were negatively impacted by currency exchange rate declines primarily in Brazil and Europe against the U.S. dollar. Higher sales in North America partially offset the year-over-year revenue decrease, as Class 8 truck orders continued to strengthen.
Net income from continuing operations attributable to Meritor on a GAAP basis was $39 million, or diluted earnings per share of $0.38, compared to $1 million, or diluted earnings per share of $0.01, in the prior year. The increase in net income from continuing operations was driven primarily by lower interest expense and higher adjusted EBITDA.
Adjusted income from continuing operations in the second quarter of fiscal year 2015 was $42 million, or adjusted diluted earnings per share of $0.41, compared to $24 million, or adjusted diluted earnings per share of $0.24 a year ago.
Adjusted EBITDA was $87 million compared to $80 million in the second quarter of fiscal year 2014. Adjusted EBITDA margin for the second quarter of fiscal year 2015 was 10.1 percent, compared to 8.4 percent in the same period last year. This improvement in Adjusted EBITDA and Adjusted EBITDA margin was driven primarily by material, labor and burden performance and incremental pricing, as well as gains from foreign exchange currency hedges.
Free cash flow for the second quarter of fiscal year 2015 was $27 million, compared to $9 million, in the same period last year, driven by higher adjusted income from continuing operations and lower working capital requirements related primarily to factoring programs.

Second-Quarter Segment Results
Commercial Truck & Industrial sales were $681 million, a decrease of $82 million, compared to the same period last year. The decline in sales was driven by lower commercial truck production in South America and China and lower revenue in our Defense business, as well as unfavorable exchange rates, primarily in Europe and Brazil. This impact was partially offset by higher sales in North America associated with a strong Class 8 truck market.
Segment EBITDA for the Commercial Truck & Industrial segment was $57 million for the quarter, unchanged from the second quarter of fiscal year 2014. Segment EBITDA margin increased to 8.4 percent from 7.5 percent in the same period last year, a 90 basis point improvement compared to the prior year. The increase in Segment EBITDA margin was driven primarily by material, labor and burden performance and incremental pricing, as well as gains from foreign exchange currency hedges. These actions more than offset reduced revenue and unfavorable mix associated with lower commercial vehicle demand in South America and lower Defense revenue.
The Aftermarket & Trailer segment posted sales of $212 million, down $13 million from the same period a year ago, due primarily to unfavorable currency exchange rates in Europe. Segment EBITDA for Aftermarket & Trailer was $30 million, up $6 million from the second quarter of fiscal year 2014. Segment EBITDA margin was 14.2 percent, up from 10.7 percent in the second quarter of fiscal year 2014. The margin increase was driven primarily by net material and operational performance and pricing.

Outlook for Fiscal Year 2015
The company outlined its guidance as follows:

•	Revenue to be in the range of $3.50 billion to $3.55 billion, decreased from approximately $3.7 billion from prior guidance.

•	Adjusted EBITDA margin to be in the range of 9.0 to 9.2 percent, revised from approximately 9.0 percent.

•	Adjusted diluted earnings per share from continuing operations in the range of $1.30 to $1.40, up from a range of $1.20 to $1.30.

•	Effective income tax rate of approximately 15 percent, adjusted from the prior estimate of approximately 20 percent.

•	Free cash flow to be approximately $100 million, unchanged from previous guidance.

Meritor anticipates the following in fiscal 2015 for the entire company:

•	Capital expenditures in the range of $80 million to $90 million, unchanged from prior estimates.

•	Interest expense in the range of $80 million to $85 million, as compared to $80 million to $90 million from prior estimates.

•	Cash interest in the range of $65 million to $70 million, adjusted from the prior range of $65 million to $75 million.

“Due to strong execution of our M2016 initiatives, we are pleased to raise our full year outlook for Adjusted EBITDA margin performance and adjusted diluted earnings per share from continuing operations,” said Jay Craig, Meritor’s newly appointed CEO and President. “I’m confident we will continue to meet our commitments and, by doing so, drive enhanced value for our shareholders.”

Second-Quarter Fiscal Year 2015 Conference Call
Meritor, Inc. (MTOR) will host a conference call and webcast to discuss the company's second-quarter results for fiscal year 2015 on Wednesday, April 29, 2015, at 9 a.m. ET.
To participate, call 617-213-4847, 10 minutes prior to the start of the call. Please reference passcode 11820707 when registering. Investors can also listen to the conference call in real time. To access the listen-only, real-time audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.
A replay of the call will be available starting at 1 p.m. ET on April 29 until 11:59 p.m. ET on May 6 by calling (888) 286-8010 within the United States or (617) 801-6888 for international calls. Please refer to replay passcode 79978017.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock

Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military program winds down by design through 2015; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended September 30, 2014 as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow and net debt which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt including retirement liabilities is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders. Net debt, including retirement liabilities, is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.
Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity.

Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014 (1)	2015	2014 (1)
Sales	$864	$954	$1,743	$1,854
Cost of sales	(749)	(836)	(1,513)	(1,631)
GROSS MARGIN	115	118	230	223
Selling, general and administrative	(57)	(66)	(122)	(125)
Restructuring costs	(3)	(2)	(6)	(3)
Other operating income (expense), net	—	—	1	(1)
OPERATING INCOME	55	50	103	94
Other income, net	2	—	4	—
Equity in earnings of affiliates	9	9	18	17
Interest expense, net	(21)	(48)	(40)	(75)
INCOME BEFORE INCOME TAXES	45	11	85	36
Provision for income taxes	(6)	(8)	(13)	(19)
INCOME FROM CONTINUING OPERATIONS	39	3	72	17
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	4	—	1	(1)
NET INCOME	43	3	73	16
Less: Net Income attributable to noncontrolling interests	—	(2)	(1)	(4)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$43	$1	$72	$12

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$39	$1	$71	$13
Income (loss) from discontinued operations	4	—	1	(1)
Net income	$43	$1	$72	$12

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.38	$0.01	$0.70	$0.13
Discontinued operations	0.04	—	0.01	(0.01)
Diluted earnings per share	$0.42	$0.01	$0.71	$0.12

Diluted average common shares outstanding	102.9	99.6	102.0	99.2
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31, 2015	September 30, 2014
ASSETS:
Cash and cash equivalents	$207	$247
Receivables, trade and other, net	545	610
Inventories	365	379
Other current assets	55	56
TOTAL CURRENT ASSETS	1,172	1,292
Net property	387	424
Goodwill	414	431
Other assets	344	355
TOTAL ASSETS	$2,317	$2,502

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$5	$7
Accounts and notes payable	618	680
Other current liabilities	281	351
TOTAL CURRENT LIABILITIES	904	1,038
Long-term debt	945	965
Retirement benefits	737	775
Other liabilities	301	309
Total deficit attributable to Meritor, Inc.	(596)	(612)
Noncontrolling interests	26	27
TOTAL DEFICIT	(570)	(585)
TOTAL LIABILITIES AND DEFICIT	$2,317	$2,502

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND RECONCILIATION OF ADJUSTED EBITDA NON-GAAP
(Unaudited, In millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014 (1)	2015	2014 (1)
Sales:
Commercial Truck & Industrial	$681	$763	$1,384	$1,490
Aftermarket & Trailer	212	225	420	427
Intersegment Sales	(29)	(34)	(61)	(63)
Total sales	$864	$954	$1,743	$1,854
Segment EBITDA:
Commercial Truck & Industrial	$57	$57	$113	$110
Aftermarket & Trailer	30	24	55	45
Segment EBITDA	87	81	168	155
Unallocated legacy and corporate costs, net	—	(1)	(2)	(3)
Adjusted EBITDA	87	80	166	152
Interest expense, net	(21)	(48)	(40)	(75)
Provision for income taxes	(6)	(8)	(13)	(19)
Depreciation and amortization	(17)	(17)	(32)	(33)
Noncontrolling interests	—	(2)	(1)	(4)
Loss on sale of receivables	(1)	(2)	(3)	(5)
Restructuring costs	(3)	(2)	(6)	(3)
Income from Continuing Operations attributable to Meritor, Inc.	39	1	71	13
Income (loss) from Discontinued Operations attributable to Meritor, Inc.	4	—	1	(1)
Net income attributable to Meritor, Inc.	$43	$1	$72	$12

Adjusted EBITDA Margin (2)	10.1%	8.4%	9.5%	8.2%
(1) Amounts for prior period have been recast for discontinued operations.
(2) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2015	2014 (1)
OPERATING ACTIVITIES
Income from continuing operations	$72	$17
Adjustments to income from continuing operations:
Depreciation and amortization	32	33
Restructuring costs	6	3
Loss on debt extinguishment	1	21
Equity in earnings of affiliates	(18)	(17)
Pension and retiree medical expense	14	20
Other adjustments to income from continuing operations	5	5
Dividends received from affiliates	10	11
Pension and retiree medical contributions	(24)	(19)
Restructuring payments	(3)	(4)
Changes in off-balance sheet accounts receivable factoring	40	17
Changes in assets and liabilities	(99)	(60)
Operating cash flows provided by continuing operations	36	27
Operating cash flows used for discontinued operations	(7)	(9)
CASH PROVIDED BY OPERATING ACTIVITIES	29	18
INVESTING ACTIVITIES
Capital expenditures	(23)	(25)
Net investing cash flows provided by discontinued operations	4	3
CASH USED FOR INVESTING ACTIVITIES	(19)	(22)
FINANCING ACTIVITIES
Repayment of notes and term loan	(16)	(308)
Proceeds from debt issuance	—	225
Debt issuance costs	—	(9)
Repurchase of common stock	(16)	—
Other financing activities	(6)	13
CASH USED FOR FINANCING ACTIVITIES	(38)	(79)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(12)	(2)
CHANGE IN CASH AND CASH EQUIVALENTS	(40)	(85)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	247	318
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$207	$233
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014 (1)	2015	2014 (1)
Income from continuing operations attributable to Meritor, Inc.	$39	$1	$71	$13
Adjustments (net of tax):
Restructuring costs	3	2	6	3
Loss on debt extinguishment	—	21	—	21
Adjusted income from continuing operations	$42	$24	$77	$37

Diluted earnings per share from continuing operations	$0.38	$0.01	$0.70	$0.13
Impact of adjustments on diluted earnings per share	0.03	0.23	0.05	0.24
Adjusted diluted earnings per share from continuing operations	$0.41	$0.24	$0.75	$0.37

Diluted average common shares outstanding	102.9	99.6	102.0	99.2
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014 (1)	2015	2014 (1)
Cash flows provided by operating activities	$38	$22	$29	$18
Capital expenditures	(11)	(13)	(23)	(25)
Free cash flow	$27	$9	$6	$(7)

(1) Amounts for prior period have been recast for discontinued operations.

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